Exhibit 99.1


                                                          Contact:  Maria Brous
                                                                 (863) 680-5339


              Publix Announces 4th Quarter and Annual Results for 2004

      LAKELAND, Fla., March 1, 2005 -- Publix's sales for the fourth quarter of 2004 reached approximately $4.8 billion, a 10.3 percent increase from last year's $4.3 billion. Comparable-store sales for the fourth quarter of 2004 increased 6.0 percent.
      Net earnings for the fourth quarter were approximately $232.9 million this year, compared to $177.7 million in 2003, an increase of 31.0 percent. Earnings per share increased to $1.34 for the fourth quarter of 2004, up from $0.99 per share in 2003.
      Publix's sales for the fiscal year ended Dec. 25, 2004, reached $18.6 billion, a 10.7 percent increase from last year's $16.8 billion. Comparable-store sales for 2004 increased 5.7 percent (4.6 percent after excluding the effect of the hurricanes).
      Net earnings for 2004 were $819.4 million, compared to $660.9 million for 2003. Earnings per share increased to $4.64 for 2004, up from $3.59 in 2003.
      The company's annual financial statements will be filed later this month with the U.S. Securities and Exchange Commission.
      Based on the most recent appraisal, Publix's stock price increased $5.50 from $58.50 per share to $64 per share. Publix stock is not publicly traded and is made available for sale only to current Publix associates and members of its board of directors.
      "I'm very pleased that our excellent operating performance resulted in another significant increase in our stock price," Publix CEO Charlie Jenkins Jr. said. "Our associates continue to deliver the premier service that makes us the leader in our industry."
      Publix is owned and operated by its 128,500 employees, with 850 stores in Florida, Georgia, South Carolina, Alabama and Tennessee. The company has been named one of Fortune's "100 Best Companies to Work For in America" for eight consecutive years. In addition, Publix's dedication to superior quality and customer service is recognized as tops in the grocery business, most recently by an American Customer Satisfaction Index survey. For more information, visit the company's Web site, www.publix.com. ###
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